Exhibit 5

JPMorgan Chase & Co.
Legal Department	Neila B. Radin
270 Park Avenue	Senior Vice President and
New York, New York 10017-2070	Associate General Counsel

June 15, 2005
JPMorgan Chase & Co.
270 Park Avenue
New York, NY 10017

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     I am a Senior Vice President and Associate General Counsel of JPMorgan Chase & Co., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to shares of common stock, $1.00 par value per share, of the Company that may be originally issued by the Company (the “Shares”) in accordance with an award, or upon exercise of options granted, pursuant to the Company’s 2005 Long-Term Incentive Plan (the “Plan”).

     In so acting I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments, and made such other investigations, as I have deemed necessary or appropriate for the purposes of this opinion.

     Based upon the foregoing, I am of the opinion that, when (i) the Registration Statement has become effective under the Act, (ii) the Company has received the consideration to be received for the Shares pursuant to the respective provisions of the Plan, and (iii) the Shares have been issued in accordance with the applicable provisions of the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

     I hereby consent to the use of this opinion for filing with the Registration Statement as Exhibit 5 thereto. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ NEILA B. RADIN
Neila B. Radin
Senior Vice President and Associate General Counsel